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Exhibit 99.1

TRANSDIGM INC. ANNOUNCES CASH TENDER OFFER
AND SOLICITATION OF CONSENTS

Commences Cash Tender Offer For Any and All of its Outstanding 10.375% Senior
Subordinated Notes due 2008 and Solicitation of Consents for Amendments to Indenture

Richmond Heights, OH—June 23, 2003—TransDigm Inc. today announced that it has commenced a cash tender offer for any and all of its outstanding 10.375% Senior Subordinated Notes due 2008. The tender offer will expire at midnight, New York City time, on July 21, 2003, unless extended or terminated by TransDigm Inc.

The tender offer is made upon the terms and conditions set forth in TransDigm Inc.'s Offer to Purchase dated June 23, 2003. Under the terms of the offer, the purchase price to be paid for each $1,000 principal amount of notes tendered and not revoked will be $1,083.93, plus accrued and unpaid interest up to, but not including, the date on which the company pays for tendered notes. Included in this purchase price is a consent payment equal to $20 per $1,000 principal amount of the notes, which will be paid to those holders who validly consent to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on July 7, 2003 (or such later date on which the company has received the consents required to make such amendments) unless extended by TransDigm Inc. Payment for validly tendered notes is expected to be made promptly following the expiration of the tender offer.

In connection with the tender offer, TransDigm Inc. is seeking consents from the holders of the notes to amend the indenture governing the notes by eliminating substantially all of the restrictive covenants, certain event of default provisions and certain provisions relating to a merger, consolidation or sale of assets and amending certain defeasance provisions currently contained in the indenture and the notes.

Subject to certain conditions, each holder of the notes who consents to the proposed amendments by validly tendering such holder's notes on or prior to 5:00 p.m., New York City time on, July 7, 2003 (or such later date on which the company has received the consents required to make such amendments), unless extended, will receive the consent payment if such notes are accepted by TransDigm Inc. Holders of notes may tender their notes after such date and time, but such holders will not receive the consent payment if such notes are accepted by TransDigm Inc. Tendered notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time on, July 7, 2003 (or such later date on which the company has received the consents required to make such amendments) except in certain limited circumstances.

The company's obligation to make any payment in respect of tendered notes and delivered consents is subject to a number of conditions described in the Offer to Purchase, several of which are beyond the company's control. Such conditions include the receipt by the Company of the necessary number of consents to amend the indenture to implement the proposed amendments set forth in the Offer to Purchase and the consummation of the merger of the company's parent, TransDigm Holding Company, with TD Acquisition Corporation pursuant to the Agreement and Plan of Merger between TransDigm Holding Company and TD Acquisition Corporation dated June 6, 2003.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes. It is also not a solicitation of consents to amend the indenture governing the notes. The offer and solicitation are made only by the Offer to Purchase dated June 23, 2003. Credit Suisse First Boston LLC is acting as dealer manager in connection with the tender offer and solicitation of consents. The Information Agent is Georgeson Shareholder Communications and the Depositary is U.S. Bank National Association. Copies of the Offer to Purchase and related materials are available by contacting the Information Agent at (212) 440-9800 or (800) 261-8161. Persons with questions regarding the tender offer and consent solicitation should contact Credit Suisse First Boston's Liability Management Group at either (212) 325-2537 or (800) 820-1653.

TransDigm is a leading manufacturer of highly engineered component products for the commercial and military aerospace industries. The company sells its products to commercial OEM and aftermarket customers. TransDigm's major product lines include gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCad batteries/chargers, engineered connectors, lavatory components, and engineered latches.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. The forward-looking statements in this press release include, without limitation, the statements about the company's plans, strategies and prospects. Forward-looking statements are the company's current views with respect to future events and financial performance. Although the company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth under the caption "Risk Factors" and elsewhere in each of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. It is advisable not to place undue reliance on the company's forward-looking statements.

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TRANSDIGM INC. ANNOUNCES CASH TENDER OFFER AND SOLICITATION OF CONSENTS